Exhibit 5.1

October 6, 2025

The Board of Directors

Theriva Biologics, Inc.

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

Re:	Theriva Biologics, Inc. Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on even date by Theriva Biologics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of an additional 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in connection with the Company’s 2020 Stock Incentive Plan, as amended by Amendment No. 1 thereto dated September 15, 2024, Amendment No. 2 thereto dated October 31, 2024 and Amendment No. 3 thereto dated August 29, 2025 (collectively, the “2020 Stock Incentive Plan”). An aggregate of 4,500,000 shares of Common Stock are available under the 2020 Stock Incentive Plan.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion letter.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the Shares are sold and paid for in the manner described in the 2020 Stock Incentive Plan and the Registration Statement, the Shares so issued will be validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the 2020 Stock Incentive Plan. In connection with this opinion letter, we have examined and relied on the representations and warranties as to factual matters in the Registration Statement. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parsons Behle & Latimer

PARSONS BEHLE & LATIMER